Exhibit 10.2

Loan No. ___________
Salt Lake City, Utah
December 6, 2005

Amended and Restated Revolving Promissory Note

FOR VALUE RECEIVED, the undersigned ("Borrower") promises to pay to the order of U. S. Bank National Association ("Bank") at its office located at 170 South Main Street, 6th Floor, Salt Lake City, Utah 84101 or at such other location as designated by Bank, in lawful money of the United States of America, the principal amount of Eight Million Dollars ($8,000,000.00), or such portion thereof as from time to time may be outstanding, on May 31, 2006 (the “Maturity Date”), and to also pay interest thereon at said location, in like money, from the date hereof on the unpaid principal amount hereof until such amount shall be paid in full.

This Note is the Revolving Promissory Note referred to in a related Loan Agreement dated July 3, 2002 as amended (the “Agreement”) and is entitled to the benefits and is subject to the provisions and definitions thereof. Capitalized terms shall have the meaning given in the Agreement unless defined otherwise in this Note.

Interest on each advance hereunder shall accrue at an annual rate equal to 1.25% plus the one-month LIBOR rate quoted by Bank from Telerate Page 3750 or any successor thereto, which shall be that one-month LIBOR rate in effect two New York Banking Days prior to the beginning of each calendar month, adjusted for any reserve requirement and any subsequent costs arising from a change in government regulation, such rate to be reset at the beginning of each succeeding month. The term “New York Banking Day” means any day (other than a Saturday or Sunday) on which commercial banks are open for business in New York, New York. If the initial advance under this Note occurs other than on the first day of the month, the initial one-month LIBOR rate shall be that one-month LIBOR rate in effect two New York Banking Days prior to the date of the initial advance, which rate plus the percentage described above shall be in effect for the remaining days of the month of the initial advance; such one-month LIBOR rate to be reset at the beginning of each succeeding month. Bank’s internal records of applicable interest rates shall be determinative in the absence of manifest error.

Borrower may prepay principal without penalty.

Upon the occurrence of an Event of Default, the applicable rate of interest shall increase by two percent (2%) per annum.

Monthly payments of all accrued and unpaid interest shall be due and payable on the first (1st) day of each month and continuing each month thereafter.

On the Maturity Date, the entire outstanding principal balance, all remaining accrued and unpaid interest and all other amounts outstanding under this Note shall be due and payable in full.

The actual interest to be charged under this Note shall be calculated on a year of three hundred sixty (360) days on a daily basis for the actual number of days the unpaid principal balance hereof is outstanding.

If a payment on this Note becomes due and payable on a Saturday, Sunday or legal holiday under the laws of the State of Utah, the payment date shall be extended to the next succeeding business day and interest hereon shall be payable at the then applicable rate during such extension.

All payments received by Bank may be applied to amounts due under this Note, the Agreement and all related documents in such order as Bank may elect.

Upon the occurrence of an Event of Default, it shall be optional with the holder of this Note to declare the entire principal and interest sum hereof due and payable in full, and proceedings may at once be instituted for the enforcement and collection of the same by law.

Borrower agrees to pay all reasonable attorneys' fees and other expenses incurred by Bank in the enforcement of any of its rights hereunder whether the default is ultimately cured or whether Bank is obligated to pursue its legal remedies, including such expenses incurred prior to the institution of legal action, during the pendency of such legal action, during any bankruptcy or insolvency proceeding and continuing to include all such expenses incurred in connection with any appeal to higher courts arising out of legal proceedings to enforce Borrower's obligations hereunder.

The makers, sureties, guarantors and endorsers of this Note jointly and severally waive presentment for payment, protest, notice of protest and of nonpayment of this Note. Borrower agrees that failure of Bank or any holder of this Note to exercise its rights hereunder shall not constitute a waiver of the right to exercise the same in the event of a later default.

This Note shall be construed according to the laws of the State of Utah.

This Note replaces and amends by substitution all prior promissory notes executed in connection with the Agreement.

“Borrower”

Utah Medical Products, Inc.,
a Utah corporation

By:  /s/ Kevin L. Cornwell

Its:  CEO